Exhibit 99.1

John Tietjen	Edward Nebb
Chief Financial Officer	Investor Relations
Sterling Bancorp	Comm-Counsellors, LLC
john.tietjen@sterlingbancorp.com	enebb@optonline.net
212.757.8035	203.972.8350
REMINDER: STERLING BANCORP TO HOST INVESTOR DAY
ON SEPTEMBER 24, 2008
New York, NY, September 23, 2008 — Sterling Bancorp (NYSE: STL), the parent company of New York City-based Sterling National Bank, today issued a reminder that the Company will hold an Investor Day in New York City on Wednesday, September 24, 2008, from 8:30 a.m. to 11:30 a.m. Eastern Time, featuring presentations by Sterling’s senior banking and business executives.
A live audio webcast of the Investor Day presentations with accompanying slides will be available on the Company’s website beginning at 8:30 a.m. Eastern Time on Wednesday, September 24, 2008. To access the live webcast, interested parties should visit www.sterlingbancorp.com approximately 10 minutes prior to the start-time to register.
An archived webcast of the Sterling Bancorp Investor Day presentations will be available on the Company’s website beginning at approximately 1:00 p.m. Eastern Time on Wednesday, September 24, 2008. The accompanying slides will be available on the Company’s website beginning at 8:30 a.m. Eastern Time on Wednesday, September 24, 2008.
About Sterling Bancorp
Sterling Bancorp (NYSE: STL) is a New York-based banking and financial services company that serves the needs of businesses, professionals and individuals. With assets exceeding $2.1 billion, Sterling offers a broad array of products and services, combined with a unique high-touch approach to customer service. The Company’s principal banking subsidiary, Sterling National Bank, with offices in New York City and Queens, Nassau and Westchester counties, was founded in 1929.
Known for its focus on business customers, Sterling offers such services as working capital lines, asset-based financing, factoring and accounts receivable management, payroll funding and processing, equipment leasing and financing, commercial and residential mortgages, international trade financing, cash management, a wide array of deposit products, trust and estate administration, and investment management services.
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